GAIN Capital Announces Monthly Metrics for December 2019

BEDMINSTER, N.J., January 13, 2020/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or “the Company”) today reported certain operating metrics for the month of December 2019.

	Dec-19	Nov-19	Dec-18	Sequential Change	Year-over-year change
Retail Segment
OTC Trading Volume(1)	$130.8	$125.6	$192.6	4.1%	(32.1)%
OTC Average Daily Volume	$6.2	$6.0	$9.6	3.3%	(35.4)%
12 Month Trailing Active OTC Accounts(2)	122,532	121,801	123,171	0.6%	(0.5)%
3 Month Trailing Active OTC Accounts(2)	72,916	72,545	68,696	0.5%	6.1%

Futures Segment
Number of Futures Contracts	477,386	477,916	641,094	(0.1)%	(25.5)%
Futures Average Daily Contracts	22,733	23,896	32,055	(4.9)%	(29.1)%
12 Month Trailing Active Futures Accounts(2)	7,019	7,130	7,717	(1.6)%	(9.0)%
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All volume figures reported in billions.
1 US dollar equivalent of notional amounts traded. For the quarter, indirect volume represented 23% of total retail OTC trading volume.
2 Accounts that executed a transaction during the relevant period.

Management Commentary
"Market conditions remained soft during the fourth quarter with CVIX down 13% and the VIX down 12% compared to the third quarter. However our Retail revenue capture for the quarter was approximately $94, only slightly below our long term average, whilst revenue per contract in Futures was approximately $4.60 in line with the third quarter," stated Glenn Stevens, CEO of GAIN Capital.

"In the fourth quarter and throughout 2019 our key client metrics improved significantly over 2018. Specifically, new direct accounts3 in the fourth quarter increased 56% and new traded direct accounts4 increased 32% compared to the prior year quarter. In fact, the trailing 3 month direct active accounts5 increased for a fourth consecutive quarter and are now 12% higher than December 2018. Given the subdued market conditions, we dialed back Q4 marketing spend by about 25% compared with Q3 but nonetheless remain well positioned to capitalize on increased volatility upon the return of more normal market conditions," continued Mr. Stevens.

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3 Direct retail clients who opened an account during the quarter
4 Direct retail clients who placed their first trade during the quarter
5 Direct retail clients who traded during the quarter

Share Count and Tax Rate Assumption Update
The Company estimates its weighted-average common shares outstanding for Q4 2019 to be approximately 37.4 million shares. The full year GAAP tax rate is estimated to be approximately 16%.
Historical metrics and financial information can be found on the Company's investor relations website http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN's financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Forward-Looking Statements

In addition to historical information, this release contains "forward-looking" statements that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital's annual report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission on March 11, 2019, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in GAIN Capital's systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, our ability to effectively compete, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital's views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

Investor Relations Contact: Jonathan Kay, GAIN Capital +1 908.731.0737, ir.gaincapital.com